Exhibit 15

The Board of Directors
Norfolk Southern Corporation:

Re:  Registration Statement Nos. 33-52031, 333-71321, 333-60722, 333-100936,
        333-109069 and 333-168414 on Form S-8 and 333-158240 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 28, 2011 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP
Norfolk, Virginia
October 28, 2011